EXHIBIT 11-1

               DONALDSON, LUFKIN & JENRETTE, INC. & SUBSIDIARIES

                Computation of Fully Diluted Earnings Per Share
                    (In thousands, except per share amounts)

                                                Three Months Ended     Six Months Ended
                                                      June 30,             June 30,
                                                  1997       1996       1997       1996
                                                --------   --------   --------   --------
Weighted Average Common Shares:
    Average Common Shares
      Outstanding                                 55,081     53,300     54,569     53,300
    Average Restricted Stock Units
      Outstanding                                  3,297      5,161      3,810      5,170
    Average Common Shares Issuable Under
      Employee Benefit Plans                       6,122      1,621      6,016      1,369

    Average Common Shares Issuable
      Upon Conversion of Convertible Debt            685       --          344       --
                                                --------   --------   --------   --------

Weighted Average Common Shares
    Outstanding                                   65,185     60,082     64,739     59,839
                                                ========   ========   ========   ========

Earnings:
   Net Income                                   $100,200   $ 97,000   $186,600   $162,100
   Less:  Preferred Stock Dividend
      Requirement                                  2,970      4,967      6,204      9,934
                                                --------   --------   --------   --------

   Earnings Applicable to Common Shares         $ 97,230   $ 92,033   $180,396   $152,166
                                                ========   ========   ========   ========

   Fully Diluted earnings Per Common Share      $   1.49   $   1.53   $   2.79   $   2.54
                                                ========   ========   ========   ========

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